Exhibit 10.5

NOTICE OF OPTION AMENDMENT

On May 19, 2009, the Board of Directors of Arca Biopharma, Inc. (the “Company”) agreed to amend the option(s) identified below (the “Impacted Options”) which have been previously granted to you and pursuant to the Nuvelo, Inc. 2004 Equity Incentive Plan (the “Nuvelo Plan”) or the Arca 2004 Stock Incentive Plan (the “Arca Plan”). Specifically, the Impacted Options have been amended as follows:

The Option and the Option Shares issuable upon exercise of this option shall become immediately vested and exercisable in full as of immediately prior to the closing of a Change of Control consummated on or after May 19, 2009, subject to your continued Service at the time such Change of Control is consummated.

Defined terms used herein shall have the meanings set forth in the option agreements governing the Impacted Options and the Nuvelo Plan or Arca Plan as applicable. Except as amended above, the Impacted Options shall remain subject to all terms and conditions of the option agreements governing the Impacted Options and the Nuvelo Plan or Arca Plan as applicable.

Nothing in this Notice or the Impacted Options as amended modifies the at-will nature of your employment with the Company.

Sincerely,

[Name],
[Title]

Impacted Options

Nuvelo Plan

[LIST IMPACTED OPTIONS]

Arca Plan

[LIST IMPACTED OPTIONS]